                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        RIBOZYME PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                                 [LOGO OF RPI]
                         RIBOZYME PHARMACEUTICALS, INC.
                             2950 Wilderness Place
                            Boulder, Colorado  80301




To our Shareholders:

     You are cordially invited to attend the Annual Meeting of Shareholders of Ribozyme Pharmaceuticals, Inc. (the "Company") to be held on the 21st day of May 1999 at 8:00 a.m., local time, at the principal offices of the Company, 2950 Wilderness Place, Boulder, Colorado. Your Notice of Annual Meeting, Proxy Statement and Proxy are enclosed, as is the Company's 1998 Annual Report, which includes the Company's financial statements.

     At the Annual Meeting, you will be asked to (1) elect six directors; (2) authorize an increase in the number of shares of Company stock which may be issued upon the exercise of options granted under the Company's 1996 Stock Option Plan; and (3) to ratify the appointment of Ernst & Young LLP as the Company's independent auditors for 1999. The Board of Directors has approved the proposals described in the Proxy Statement and recommends that you vote "FOR" each proposal.

     Your vote is important. Whether or not you plan to attend the Annual Meeting in person, we ask that you return your completed Proxy, using the envelope provided, as soon as possible and in any case no later than 3:00 p.m. on Thursday, May 20, 1999.

     Thank you for your continued support.

                              Very truly yours,

                              RIBOZYME PHARMACEUTICALS, INC.


                              /s/ Ralph E. Christoffersen

                              Dr. Ralph E. Christoffersen
                              President and CEO



Date: April 22, 1999

                         RIBOZYME PHARMACEUTICALS, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            to be held May 21, 1999



TO OUR SHAREHOLDERS:

     Notice is hereby given that pursuant to the call of its Board of Directors, the Annual Meeting of Shareholders of Ribozyme Pharmaceuticals, Inc., a Delaware corporation (the "Company"), will be held on Friday, May 21, 1999, at 8:00 a.m., local time, at 2950 Wilderness Place, Boulder, Colorado, for the following purposes:

     (1) To elect six (6) directors of the Company to hold office until the next Annual Meeting of Shareholders or until their respective successors shall be elected and qualified.

     (2) To approve an increase in the number of options which may be granted under the Company's 1996 Stock Option Plan by 350,000, from 1,667,154 to 2,017,154.

     (3) To ratify the selection of Ernst & Young LLP as the Company's independent auditors for 1999.

     (4) To transact such other business as may be properly presented at the meeting.

     The names of the Board of Directors' nominees for directors of the Company are set forth in the accompanying Proxy Statement.

     Only shareholders of record at the close of business on April 13, 1999, will be entitled to vote at the meeting. To be sure that your shares are represented at the meeting, you are urged to vote, sign, date and promptly return the enclosed Proxy in the envelope provided. You may revoke your Proxy at any time prior to the time it is voted.

                              By Order of the Board of Directors

                              /s/ Lawrence E. Bullock

                              Lawrence E. Bullock, Secretary

Date:   April 22, 1999
        Boulder, Colorado



IMPORTANT -- PLEASE MAIL YOUR PROXY PROMPTLY. In order that there may be proper representation at the meeting, you are urged to sign and return the enclosed proxy in the envelope provided as soon as possible so that it will be received no later than 3:00 p.m., May 20, 1999. Shares of company stock represented by proxies which are returned unmarked will be voted in favor of the nominees and the ratification of the independent auditors and, in the discretion of management, upon such other business as may properly be presented at the meeting.

                                PROXY STATEMENT
                               ANNUAL MEETING OF
                            TO BE HELD MAY 21, 1999


                              GENERAL INFORMATION


     This Proxy Statement is furnished in connection with the solicitation of Proxies by management under the direction of the Board of Directors of the Company for use at the Annual Meeting of Shareholders of the Company to be held May 21, 1999. Only shareholders of record as of April 13, 1999, will be entitled to notice of, and to vote at, the Annual Meeting. Each share is entitled to one vote on the matters to be voted on at the Annual Meeting. As of April 13, 1999, 9,185,856 shares of Company Stock were outstanding held of record by 146 shareholders.

     The cost of soliciting Proxies will be borne by the Company. In addition to use of the mail, Proxies may be solicited personally or by telephone or facsimile by directors and officers who will not be specially compensated for such solicitation. The Company has engaged American Stock Transfer & Trust Company, the Company's transfer agent, to solicit Proxies held by brokers and nominees. Brokerage firms and other custodians, nominees and fiduciaries will be requested to forward these soliciting materials to their principals and the Company will, upon request, reimburse them for the reasonable expenses of doing so. The Company's transfer books will remain open between the record date and meeting date.

     This Proxy Statement and enclosed Proxy were first mailed to the Company's shareholders on or about April 22, 1999.

     Your Proxy is important in helping to achieve good representation at the meeting. Any shareholder giving a Proxy has the right to revoke it at any time before it is exercised; therefore, execution of the Proxy will not in any way affect the shareholder's right to attend the meeting in person. Revocation may be made prior to the meeting by written revocation or duly executed Proxy bearing a later date sent to the Company, Attention: Lawrence E. Bullock, Secretary, 2950 Wilderness Place, Boulder, Colorado 80301; or a Proxy may be revoked personally at the Annual Meeting by written notice to the Secretary at the Annual Meeting prior to the voting of the Proxy. In the absence of specific instructions to the contrary, shares represented by properly executed Proxies received by management, including unmarked Proxies, will be voted to elect the nominees to the Board described herein, to approve the increase in the number of shares of Company stock which may be issued upon the exercise of options granted under the Company's 1996 Stock Option Plan, and to ratify the selection of Ernst & Young LLP as the Company's independent auditors for 1999. If a broker indicates on the Proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, these shares will not be considered as present and entitled to vote with respect to that matter.

     The holders of a majority of the outstanding Company Stock, present in person or by Proxy, are required for a quorum at the meeting. Cumulative voting is not permitted. If a quorum is present at the meeting, the simple majority vote of shares voting is required to elect the six directors, to approve the increase in the number of shares of Company stock which may be issued upon the exercise of options granted under the Company's 1996 Stock Option Plan and to ratify the Company's independent auditors.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     As of April 13, 1999 there were 9,185,856 shares of Company Stock outstanding, par value $.01, held of record by 146 shareholders. The following table summarizes information regarding the beneficial ownership of the Company's outstanding securities as of April 13, 1999 (which includes shares that may be acquired on the exercise of stock options vested or warrants exercisable through June 13, 1999), by:

     . each person or group that the Company knows owns more than 5% of the outstanding shares of common stock,
     .    each of the Company's directors,
     .    each Named Executive Officer listed in the Summary Compensation Table,
          and
     .    all of the Company's directors and executive officers as a group.

Beneficial ownership is determined in accordance with rules of the SEC and includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to this table, the Company believes that each stockholder identified in the table has sole voting and investment power with respect to all shares listed opposite their names. Unless otherwise indicated, the following officers, directors and stockholders can be reached at the Company's principal offices.

                                                               Number of Shares        Percentage of
                     Name and Address                         Beneficially Owned    Shares Outstanding
----------------------------------------------------------  ----------------------  -------------------

Schering Berlin Venture Corporation.......................           2,034,765(1)                 19.3%
  3400 Change Bridge Road
  Monteville, New Jersey 07045

Chiron Corporation........................................           1,063,868(2)                 11.0%
  4560 Horton Street
  Emeryville, California 94608

International Biotechnology Trust plc.....................           1,012,633                    11.0%
  c/o Rothschild Asset Management, Ltd.
  Five Arrows House
  St. Swithin's Lane
  London EC4N 8NR England

Ralph E. Christoffersen, Ph.D.............................             159,434(3)                  1.7%
Jeremy L. Curnock Cook....................................           1,022,633(4)                 11.1%
Anthony B. Evnin, Ph.D....................................             325,773(5)                  3.5%
David Ichikawa............................................               5,000(6)                    *
David T. Morgenthaler.....................................             382,874(7)                  4.2%
Anders P. Wiklund.........................................              13,733(8)                    *
Lawrence E. Bullock.......................................              29,606(9)                    *
Alene Holzman.............................................              15,799(10)                   *
Thomas H. Rossing, M.D....................................               9,899(11)                   *
Nassim Usman, Ph.D........................................              30,746(12)                   *

Executive officers and directors as a group (10 persons)..           1,995,497(13)                21.3%
------------------------

*    Less than 1%.

(1) Includes 1,356,882 shares convertible from outstanding debt assuming a conversion price of $4.00 per share.
(2)  Includes 444,444 shares issuable upon exercise of warrants.
(3)  Includes options to purchase 69,706 shares.
(4) Includes options to purchase 10,000 shares and 1,012,633 shares held by the International Biotechnology Trust plc, for which Rothschild Asset Management, Ltd. ("Rothschild") acts as investment advisor. Mr. Cook is a director of Rothschild but disclaims beneficial ownership of these shares.
(5) Includes options to purchase 10,000 shares, 218,022 shares held by Venrock Associates and 97,751 shares held by Venrock Associates II, L.P. Mr. Evnin is a general partner of both partnerships and disclaims beneficial ownership of these shares except to the extent of his general partnership interests.
(6) Excludes 1,063,868 shares and warrants to purchase shares held by Chiron Corporation. Mr. Ichikawa is employed by Chiron and disclaims beneficial ownership of those shares. Includes options to purchase 5,000 shares.
(7) Includes options to purchase 10,000 shares, 362,874 shares held by Morgenthaler Venture Partners III and 10,000 shares held by Morgenthaler Family Partnership. Mr. Morgenthaler is a general partner of both partnerships and disclaims beneficial ownership of these shares except to the extent of his general partnership interests.
(8)  Includes options to purchase 13,733 shares.
(9)  Includes options to purchase 21,180 shares.
(10) Includes options to purchase 12,000 shares.
(11) Includes options to purchase 9,000 shares.
(12) Includes options to purchase 28,265 shares and 532 shares owned by Dr. Usman's spouse to which Dr. Usman disclaims beneficial ownership.
(13) Includes options to purchase 188,884 shares.


                       PROPOSAL 1 - ELECTION OF DIRECTORS

Directors and Nominees

     In accordance with the Company's Bylaws, six directors will be elected to the Board of Directors to serve until the 2000 Annual Meeting of Shareholders or until his successor has been duly elected and qualified. The Proxies will be voted, unless authority to do so is withheld, in favor of the six nominees recommended by the Board. Each nominee is currently a member of the Board of Directors of the Company. The Board has no reason to anticipate that any nominee will decline or be unable to serve as a director. In the event any nominee does decline or is unable to serve, Proxies may be voted for the election of a substitute nominee or the Board may reduce the number of directors to be elected. Certain information regarding each nominee is set forth below.

   Name                                                 Age             Position
   ----                                                 ---             --------
Ralph E. Christoffersen, Ph.D. (1)                       61         Chief Executive Officer, President and Director
David T. Morgenthaler (1) (2)                            79         Chairman of the Board
Jeremy L. Curnock Cook (1) (3)                           49         Director
Anthony B. Evnin, Ph.D. (1) (2)                          58         Director
David Ichikawa (3)                                       46         Director
Anders P. Wiklund (2) (3)                                58         Director

________________________
(1)  Member of the Executive Committee.
(2)  Member of the Compensation Committee.
(3)  Member of the Audit Committee.

     Ralph E. Christoffersen, Ph.D., has served as Chief Executive Officer, President and Director of Ribozyme Pharmaceuticals since June 1992. From 1989 to June 1992, Dr. Christoffersen was Senior Vice President and Director of U.S. Research at SmithKline Beecham Pharmaceuticals, a pharmaceutical company. From 1983 to 1989, he held senior management positions in research at The Upjohn Company, a pharmaceutical company. Prior to joining The Upjohn Company, Dr. Christoffersen served as a Professor of Chemistry and Vice Chancellor for Academic Affairs at the University of Kansas, and as President of Colorado State University. He received his Ph.D. in physical chemistry from Indiana University.

     David T. Morgenthaler has served as a director since February 1992 and was elected Chairman of the Board in December 1995. Mr. Morgenthaler was a founder of and has been Managing Partner of Morgenthaler Ventures, a private venture capital firm, since 1968. He has been a director of a number of public and private companies. Mr. Morgenthaler received his M.S. degree from the Massachusetts Institute of Technology.

     Jeremy L. Curnock Cook has served as a director since July 1995. Mr. Cook is a director of Rothschild Asset Management, an investment fund, and has been responsible for the Rothschild Bioscience Unit since 1987. Mr. Cook founded the International Biochemicals Group in 1975 which he subsequently sold to Royal Dutch Shell in 1985, remaining as Managing Director until 1987. He is also a director of International Biotechnology Trust, Creative BioMolecules Inc., Targeted Genetics Inc., Cantab Pharmaceuticals plc, Biocompatibles International plc, Sugen Inc., Cell Therapeutics, Vanguard Medica plc, Angiotech
Pharmaceuticals, Inc., Inflazyme Pharmaceuticals and Amrad Corp. Limited.   Mr.
Cook holds an M.A. in Natural Sciences from Trinity College Dublin.

     Anthony B. Evnin, Ph.D., has served as a director since February 1992. Dr. Evnin has been a General Partner of Venrock Associates, a venture capital partnership, since 1975. He is also a director of AxyS Pharmaceutical Corporation, Centocor, Inc., Opta Food Ingredients, Inc., and Triangle Pharmaceuticals, Incorporated. Dr. Evnin received his Ph.D. from the Massachusetts Institute of Technology.

     David Ichikawa has served as a director since May 1998. Mr. Ichikawa has been employed by Chiron Corporation, a biotechnology company, since September 1994 and is currently Vice President of Finance and Operations of Chiron Technologies. He has also held management positions at Boehringer Mannhiem Corporation and Chiron (Cetus) Corporation. Mr. Ichikawa received his M.B.A. from the University of California at Berkeley.

     Anders P. Wiklund has served as a director since August 1994. Mr. Wiklund has been employed by Biacore Holdings Inc., a life science instrument manufacturer, since January 1997 and is currently Senior Vice President. From 1967 through 1996, Mr. Wiklund served in numerous executive positions for the Kabi and Pharmacia group of companies, including President and CEO of Kabi Vitrum Inc. and Kabi Pharmacia, Incorporated. Mr. Wiklund is also a director of Trega Bioscience, Inc., Medivir, A.B. and InSite Vision, Inc., as well as private company boards. Mr. Wiklund received a Master of Pharmacy degree from the Pharmaceutical Institute in Stockholm.

     The Board of Directors recommends a vote FOR THE ELECTION OF THE SIX
                                              ---
NOMINEES FOR DIRECTOR NAMED ABOVE.

     The officers of the Company hold office until their successors are appointed by the Board of Directors (see "Executives and Executive Compensation"). There are no arrangements or understandings between any of the directors or nominees listed above or the officers, or any other persons, pursuant to which any of the above directors have been selected as directors, or officers have been selected as officers. In 1998 the Company provided Directors and Officers Liability Insurance in the aggregate amount of $5.0 million.

Board Committees and Meetings

     In 1998 there were five meetings of the Board of Directors of the Company. All directors attended 75 percent or more of the Company's Board meetings and meetings of Board committees on which they served. The Board of the Company has no standing nominating committee. Nominees for the Board of Directors are determined by the entire Board.

     The Company's Executive Committee, consisting of Drs. Christoffersen and Evnin and Messrs. Morgenthaler (Chairman) and Cook, manages and operates the Company in the ordinary course of business. The Board retains its power to issue shares of stock, oversee secured debt financing and lease transactions, declare dividends and adopt certificates of ownership and merger. The Executive Committee met six times in 1998.

     The Company's Compensation Committee, consisting of Dr. Evnin (Chairman) and Messrs. Morgenthaler and Wiklund, reviews and recommends for Board approval grants of options pursuant to the Company's 1996 Stock Option Plan (the "Plan"), makes policy decisions concerning salaries and incentive compensation for employees and consultants of the Company and reviews and recommends for Board approval compensation for executive officers (see "Report by the Compensation Committee on Executive Compensation" and "Executives and Executive Compensation- -1996 Stock Option Plan"). The Compensation Committee met three times in 1998.

     The Company's Audit Committee, consisting of Messrs. Cook, Ichikawa (Chairman) and Wiklund, makes recommendations to the Board regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by the Company's independent auditors, and reviews and evaluates the Company's audit and control functions. The Audit Committee met one time in 1998

Director Compensation

     Fees. As of April 1999, Directors of the Company who are not salaried officers or employees may receive a fee of $1,000 per day for each Board or Committee meeting attended and $500 per day for participation in a telephonic meeting of the Board or a Board Committee (see "Board Committees and Meetings"). Directors may also be reimbursed for certain expenses in connection with attendance at Board and Committee meetings.

     Stock Options. Non-employee directors may also receive stock options for 5,000 shares of the Company's stock annually under the Company's stock option plan. In 1997 and 1998, each non-employee director was granted an option to purchase 5,000 shares. The options vest after one year of service. In addition, Mr. Wiklund received an option to purchase 4,444 shares in June 1994, of which 1,111 shares vested immediately and the remaining 3,333 shares vest in increments of 20% over five years starting in 1995.


Executives and Executive Compensation

     Certain information regarding the Company's executive officers is set forth below.

  Name                                    Age                     Position
  ----                                    ---                     --------
Ralph E. Christoffersen, Ph.D.             61         Chief Executive Officer, President and Director
Lawrence E. Bullock                        43         Vice President of Administration and Finance, Chief
                                                      Financial Officer and Secretary
Alene A. Holzman                           42         Vice President of Business Development and General
                                                      Manager of Target Validation and Discovery Business
Thomas H. Rossing, M.D.                    49         Vice President of Product Development
Nassim Usman, Ph.D.                        39         Vice President of Research

     Ralph E. Christoffersen, Ph.D. is discussed in "PROPOSAL 1-ELECTION OF DIRECTORS-- Directors and Nominees."

     Lawrence E. Bullock has served as Vice President of Administration and Finance, Chief Financial Officer and Secretary, since January 1996. From December 1990 to January 1996, Mr. Bullock was Chief Financial Officer, Director of Finance and Administration and Secretary of La Jolla Pharmaceutical Company, a biopharmaceutical company. Mr. Bullock received his M.B.A. from the University of Utah.

     Alene A. Holzman has served as Vice President of Business Development and General Manager of Target Validation and Discovery Business since April 1997. From January 1990 to March 1997, Ms. Holzman was Vice President of ChemTrak Corporation, a medical technology firm, where she was responsible for finance, business development and marketing and sales. From 1987 to 1990, she was Vice President of CytoSciences, Inc., a biomedical company, and from 1981 to 1987 she was Vice President of Marketing and Sales for Hana Biologics, Inc. (now Cell Genesys Corporation), a biotechnology firm. Ms. Holzman received her M.B.A. from the University of California at Berkeley.

     Thomas H. Rossing, M.D., has served as Vice President of Product Development since July 1997. From July 1996 to July 1997, Dr. Rossing was Vice President of Clinical Development and Regulatory Affairs at GeneMedicine, Inc., a biotechnology company. From March 1993 to July 1996, Dr. Rossing was Director of International Respiratory Clinical Research at GlaxoWellcome, a pharmaceutical company. He has also served as Director of Clinical Pharmacology and Worldwide Regulatory Liaison at Merck Research Laboratories, a pharmaceutical company, and a staff physician at Brigham and Women's Hospital in Boston, Massachusetts. He received his M.D. degree from Harvard University.
Dr. Rossing announced that he is retiring effective August 31, 1999.

     Nassim Usman, Ph.D., has served as Vice President of Research since May 1996. From April 1994 until May 1996, Dr. Usman served as Director of Chemistry and Biochemistry Research at Ribozyme Pharmaceuticals and from September 1992 until April 1994 Dr. Usman served as Senior Scientist in Chemistry and Biochemistry. From January 1987 to September 1992, Dr. Usman was a Postdoctoral Fellow and Scientist in the Departments of Biology and Chemistry at the Massachusetts Institute of Technology. Dr. Usman received his Ph.D. in chemistry from McGill University.

     The following table summarizes the compensation paid to or earned by the Company's Chief Executive Officer and the other four most highly compensated executive officers whose annual compensation exceeded $100,000 in 1998 ("Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                  Annual Compensation                   Long-term Compensation
                                    ------------------------------------------------------------------------------------
                                                                                                  Shares
                                                                    Other        Restricted     Underlying       All
                                                                    Annual         Stock          Options       Other
   Name and Principal Position      Year  Salary($)    Bonus($)    Comp.($)       Awards(#)     Granted(#)     Comp.($)
------------------------------------------------------------------------------------------------------------------------
Ralph E. Christoffersen, Ph.D.      1998  285,670        50,000    37,862/1/           --         198,748/2/    4,998/3/
Chief Executive Officer and         1997  269,520        50,000    45,000/1/           --         129,450       4,744/3/
President                           1996  247,248            --    70,000/1/      188,100/4/       97,770     153,910/4/

Lawrence E. Bullock                 1998  150,800        25,000    75,883/5/           --          85,957/2/    4,998/3/
Vice President of Administration    1997  136,254        25,000    35,524/5/           --          37,500       4,744/3/
and Finance, CFO and Secretary      1996  118,433        15,000    24,993/5/           --          66,000          --

Alene A. Holzman/6/                 1998  156,900         6,500    37,721/7/           --         100,000/2/    4,998/3/
Vice President of Business          1997  108,557        12,500    28,389/7/           --          80,000       3,494/3/
Development and General
Manager of Target Validation
and Discovery Business

Thomas H. Rossing, M.D./8/          1998  250,650            --    34,000/9/           --         110,624/2/    4,998/3/
Vice President of Product           1997  105,859        22,000    84,008/9/           --         107,500          --
Development

Nassim Usman, Ph.D.                 1998  183,038/11/    23,000    25,841/10/          --          99,167/2/    4,998/3/
Vice President of Research          1997  158,004            --    25,397/10/          --          45,000       4,744/3/
                                    1996  132,919        25,000    20,499/10/          --          53,892          --
--------------------------------

/1/  Includes (a) $50,000 in 1996 and $25,000 in each of 1997 and 1998 for forgiveness of a loan made to Dr. Christoffersen for relocation expenses; and (b) $20,000 in each of 1996 and 1997 and $12,862 in 1998 to assist him with the tax liability relating to the loan forgiveness.
/2/ Includes shares granted in connection with the stock option repricing in 1998. See "Stock Option Plan--Repricing." All Named Executive Officers received an option to purchase 0.75 share of common stock in exchange for an option representing one share.
/3/ Matching contributions in common stock made under the Company's 401(k) Salary Reduction Plan.
/4/ Dr. Christoffersen received a bonus of $342,010, payable $153,910 in cash and $188,100 in shares of common stock (18,810 shares at the Company's initial public offering price of $10.00 per share), upon closing of the Company's initial public offering in April 1996.
/5/ Includes (a) $9,058 and $9,641 in 1996 and 1997, respectively, representing implied interest related to an interest-free loan made to Mr. Bullock for relocation expenses; (b) $15,000 in each of 1997 and 1998 for partial forgiveness of the loan; (c) $7,883 in each of 1997 and 1998 for taxes relating to the loan; (d) $3,000 in each of 1997 and 1998 as reimbursements for dependent day care expenses; and (e) $15,935 and $50,000, in 1996 and 1998, respectively, to reimburse Mr. Bullock for relocation expenses.
/6/  Ms. Holzman joined the Company on April 1, 1997.
/7/ Includes (a) $10,036 in 1997 representing implied interest related to an interest-free loan made to Ms. Holzman for relocation expenses; (b) $15,853 and $9,721 in 1997 and 1998, respectively, to reimburse Ms. Holzman for relocation expenses; (c) $25,000 in 1998 for partial forgiveness of the loan; and (d) $2,500 and $3,000 in 1997 and 1998, respectively, as reimbursements for dependent day care expenses.
/8/  Dr. Rossing joined the Company on July 28, 1997.
/9/ Includes (a) $14,901 in 1997 representing implied interest related to an interest-free loan made to Dr. Rossing for relocation expenses; (b) $34,000 in 1998 for partial forgiveness of the loan; and (c)$69,107 in 1997 to reimburse Dr. Rossing for relocation expenses.
/10/ Includes (a) $20,499 in 1996 representing implied interest related to an interest-free loan made to Dr. Usman for relocation expenses; (b) $15,000 in each of 1997 and 1998 for partial forgiveness of the loan; (d) $7,883 in each of 1997 and 1998 for taxes relating to the loan; and (d) $2,496 in each of 1997 and 1998 as reimbursements for dependent day care expenses.
/11/ Includes $13,988 in additional salary for Dr. Usman's three month temporary position as Vice President of an unconsolidated affiliate of the Company.

Stock Option Plan

     In March 1996, the Company amended, restated and merged its stock option plans and named the resulting plan the 1996 Stock Option Plan (the "Plan"). Currently, 1,474,124 shares of the Company's common stock are reserved for issuance under the Plan. As of April 13, 1999, options to purchase 1,376,436 shares were outstanding under the Plan. The Plan will terminate in January 2006, unless earlier terminated by the Board of Directors. The purpose of the Plan is to:

     .    attract and retain qualified personnel,
     . provide additional incentives to the Company's employees, officers, directors and consultants, and
     .    promote the success of the Company's business.

Under the Plan, the Company may grant or issue incentive stock options and supplemental (non-qualified) stock options to its consultants, employees, officers and directors.

     Administration. The Company's Board has delegated administration of the Plan to a Compensation Committee comprised of three independent directors (see "Board Committees"). Subject to the limitations set forth in the Plan, the Board or the Compensation Committee has the authority to:

     .    select the persons to whom grants are to be made,
     .    designate the number of shares to be covered by each option,
     . determine whether an option is to be an incentive stock option or a non-statutory stock option,
     .    establish vesting schedules, and
     . subject to restrictions, specify the type of consideration to be paid upon exercise and to specify other terms of the options.

     Terms. The maximum term of options granted under the Plan is ten years, however, the maximum term is five years for incentive options granted to a person who at that time owns 10% of the total combined voting power of all classes of stock. The aggregate fair market value of the stock with respect to which incentive stock options are first exercisable in any calendar year may not exceed $100,000 per optionee. Any portion in excess of $100,000 shall be treated as non-statutory stock options. Options granted under the Plan are non-transferable and generally expire upon the earlier of the stated expiration date or three months after the termination of an optionee's service to the Company. However, the expiration date would be 18 months in the event the optionee's employment terminates by reason of death, or 12 months in the event the optionee's employment terminates due to disability, or a longer or shorter period as may be specified in the option agreement.

     The Company's Board has discretion in connection with a merger, consolidation, reorganization or similar corporate event where the Company are the surviving corporation to prescribe the terms and conditions for the modifications of the options granted under the Plan. If the Company is not the surviving corporation in the event of its dissolution or liquidation, or its merger or consolidation, all outstanding options will terminate unless assumed by another corporation.

     No specific vesting schedule is required under the Plan. The exercise price of incentive stock options must equal at least the fair market value of the common stock on the date of grant, except that the exercise price of incentive stock options granted to any person who at the time of grant owns stock possessing more than 10% of the combined voting power of all classes of stock must be at least 110% of the fair market value of the stock on the date of grant. The exercise price on non-statutory stock options under the Plan may be no less than 85% of the fair market value of the common stock on the date of grant.

     Tax Consequences. Options granted under the Plan may be either "incentive stock options," as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") or "non-qualified options."

     An optionee who is granted an incentive stock option will not recognize taxable income either at the time the option is granted or upon its exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon the sale or exchange of the shares more than two years after grant of the option and one year after exercising the option, any gain or loss will be treated as long-term capital gain or loss. If these holding periods are satisfied, we will not be entitled to any deduction. If the holding periods with respect to incentive stock options are not satisfied, the optionee will recognize ordinary income at the time of sale or exchange equal to the difference between the exercise price and the lower of (1) the fair market value of the shares at the date of the option exercise or (2) the sales price of the shares. Subject to Section 162(m) of the Code, we will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain or loss recognized on a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain or loss, depending on the holding period.

     All other options which do not qualify as "incentive stock options" are referred to as "non-qualified options." An optionee will not recognize any taxable income at the time they are granted a non-qualified option. However, upon its exercise, the optionee will recognize ordinary income generally measured as the excess of the then fair market value of the shares purchased over the exercise price. Any taxable income recognized in connection with an option exercise by an optionee who is also an employee will be subject to tax withholding. Upon resale of shares by the optionee, any difference between the sales price and the optionee's purchase price, to the extent not recognized as taxable income as described above, will be treated as long-term or short-term capital gain or loss, depending on the holding period. Subject to Section 162(m) of the Code, we will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of a non-qualified option.

     The following table contains information about stock options granted to each of the Named Executive Officers during 1998 under the Plan:

                             OPTION GRANTS IN 1998

                                            Individual Grants
                             -----------------------------------------------------
                                                                                     Potential Realizable
                             Number of      % of Total                                 Value at Annual
                               Shares         Options                                   Rate of Stock
                             Underlying     Granted to                                Price Appreciation
                              Options        Employees      Exercise                  for Option Term/4/
                              Granted           in           Price      Expiration  ----------------------
                              (#)/1/          1998/2/     ($/Share)/3/     Date          5%($)      10%($)
                             -----------------------------------------------------------------------------
Ralph E. Christoffersen        76,874/5/          6.7%       $3.00        09-18-08    145,037     367,552
                              *76,874/5/          6.7         3.00        09-18-08    145,037     367,552
                               22,500             2.0         5.63        12-02-08     79,665     201,887
                              *22,500             2.0         5.63        12-02-08     79,665     201,887
                              -------            ----
                              198,748            17.4

Lawrence E. Bullock            39,395/5/          3.4         3.00        09-18-08     74,326     188,356
                              *21,562/5/          1.9         3.00        09-18-08     40,681     103,093
                               12,500             1.1         5.63        12-02-08     44,258     112,160
                              *12,500             1.1         5.63        12-02-08     44,258     112,160
                              -------            ----
                               85,957             7.5

Alene A. Holzman               30,000/5/          2.6         3.00        09-18-08     56,601     143,437
                              *30,000/5/          2.6         3.00        09-18-08     56,601     143,437
                               20,000             1.8         5.63        12-02-08     70,814     179,455
                              *20,000             1.8         5.63        12-02-08     70,814     179,455
                              -------            ----
                              100,000             8.8

Thomas H. Rossing              40,312/5/          3.5         3.00        09-18-08     76,056     192,741
                              *40,312/5/          3.5         3.00        09-18-08     76,056     192,741
                               15,000             1.3         5.63        12-02-08     53,110     134,592
                              *15,000             1.3         5.63        12-02-08     53,110     134,592
                              -------            ----
                              110,624             9.6

Nassim Usman                   44,542/5/          3.9         3.00        09-18-08     84,037     212,965
                              *29,625/5/          2.6         3.00        09-18-98     55,893     141,644
                               12,500             1.1         5.63        12-02-08     44,258     112,160
                              *12,500             1.1         5.63        12-02-08     44,258     112,160
                              -------            ----
                               99,167             8.7
----------------------------

* These options become 100% vested upon the completion of various research or business performance milestones.
/1/ All options, other than performance-based options which are indicated by *, vest in increments of 20% over a five year period and first become exercisable on the first anniversary of the grant date. Options granted in connection with the stock option repricing first vest on September 18, 1999. The options are granted for a term of ten years, subject to earlier termination in events related to termination of employment.
/2/ In 1998 the Company granted options representing an aggregate of 1,139,560 shares of common stock to employees, including the Named Executive Officers.
/3/ The exercise price of each option was equal to the fair market value of the common stock on the date of the option grant as determined by the Board of Directors.

/4/ Amounts reported in these columns show hypothetical gains that may be realized upon exercise of the options, assuming the market price of common stock appreciates at the specified annual rates of appreciation, compounded annually over the term of the options. These numbers are calculated based upon rules promulgated by the SEC. Actual gains, if any, depend on the future performance of the Company's common stock and overall market conditions.
/5/  Shares granted in connection with the stock option repricing.

     The following table contains information about the number and value of stock options held by each Named Executive Officer as of December 31, 1998. No other Named Executive Officer exercised any stock options during 1998. A stock option is "in-the-money" if the closing market price of the Company's common stock exceeds the exercise price of the stock option. The value of "in-the-money" unexercised stock options set forth in the table represents the difference between the exercise price of these options and the closing sales price of the Company's common stock on December 31, 1998, as reported by the Nasdaq National Market, $4.38 per share.

                          1998 YEAR-END OPTION VALUES

                                   Number of
                             Securities Underlying      Value of Unexercised
                              Unexercised Options       In-the-Money Options
                            at December 31, 1998(#)    at December 31, 1998($)
          Name             Exercisable/Unexercisable  Exercisable/Unexercisable
-------------------------  -------------------------  -------------------------

Ralph E. Christoffersen             69,706 / 174,374          176,794 / 178,536

Lawrence E. Bullock                  17,847 / 89,394            28,295 / 91,863

Alene A. Holzman                     12,001 / 87,250            16,560 / 65,205

Thomas H. Rossing                    9,000 / 101,624            12,420 / 98,841

Nassim Usman                         28,265 / 85,885            47,537 / 84,288

     Stock Option Repricing. In September 1998 the Company's Board of Directors approved a repricing of all employee stock options outstanding under the Plan. Pursuant to this repricing, each Named Executive Officer holding options received 0.75 option for each one option surrendered with a new vesting date and an exercise price of $3.00 per share. All non-executive employees who were option holders received one new option for each one option surrendered with a new vesting date and an exercise price of $3.00 per share. As a result of this repricing offer, 890,921 options were canceled and 747,060 options were granted effective September 18, 1998. The following table sets forth information concerning the repricing of stock options held by each Named Executive Officer:

                       TEN-YEAR OPTION REPRICING IN 1998

                                           Securities                                                            Length of
                                           underlying       Market price                                      original option
                                            number of        of stock at      Exercise price       New         term remaining
                                             options          time of          at time of       Exercise         at date of
           Name                Date       repriced (#)      repricing ($)     repricing ($)      price ($)       repricing
-------------------------  -----------  ----------------  ----------------  -----------------  ------------  -------------------

Ralph E. Christoffersen        9-18-98            75,550              3.00              11.85          3.00            96 months
                               9-18-98            24,450              3.00              11.06          3.00           100 months
                               9-18-98            60,000              3.00              10.75          3.00           103 months
                               9-18-98            45,000              3.00               8.25          3.00           111 months

Lawrence E. Bullock            9-18-98            33,779              3.00              11.85          3.00            96 months
                               9-18-98            10,000              3.00              11.25          3.00            99 months
                               9-18-98            20,000              3.00              10.75          3.00           103 months
                               9-18-98            17,500              3.00               8.25          3.00           111 months

Alene E. Holzman               9-18-98            30,000              3.00              10.88          3.00           103 months
                               9-18-98            30,000              3.00              10.50          3.00           103 months
                               9-18-98            20,000              3.00               8.25          3.00           111 months

Thomas H. Rossing              9-18-98           100,000              3.00               8.50          3.00           106 months
                               9-18-98             7,500              3.00               8.25          3.00           111 months

Nassim Usman                   9-18-98            17,000              3.00              15.25          3.00            91 months
                               9-18-98            26,892              3.00              11.85          3.00            96 months
                               9-18-98            10,000              3.00              11.25          3.00            99 months
                               9-18-98            20,000              3.00              10.75          3.00           103 months
                               9-18-98            25,000              3.00               8.25          3.00           111 months


Employment agreements

     Ralph E. Christoffersen. In May 1992, the Company entered into an employment agreement with Ralph E. Christoffersen, Ph.D., its President and Chief Executive Officer, which, as amended, currently provides for:

     .    an annual salary of $297,000,
     . an annual performance-based cash bonus of up to $80,000 (a bonus of $64,000 was received in January 1999 for 1998 performance), and
     . stock options for common stock as reflected in the tables in the "Executives and Executive Compensation" section of this Proxy Statement.

Dr. Christoffersen's agreement may be terminated upon his death, disability or for cause. If the Company terminates Dr. Christoffersen's employment, he is entitled to receive all accrued salary and benefits up to his termination and, unless he has been terminated for cause, nine months of severance pay at the same monthly rate as in effect at the time of his termination. If termination occurs after January 1, 2000, Dr. Christoffersen shall be paid a lump sum cash payment of up to $27,500.

     Lawrence E. Bullock. In January 1996, the Company entered into an employment agreement with Lawrence E. Bullock, its Vice President of Administration and Finance, Chief Financial Officer and Secretary, which, as amended, currently provides for:

     .    an annual salary of $158,350,
     . an annual performance-based cash bonus of up to 20% of his current salary (a bonus of $26,850 was received in January 1999 for 1998 performance), and
     . an interest-free loan of $75,000 made in 1996, forgivable in five equal annual installments, grossed-up for taxes, as long as Mr. Bullock remains employed by the Company, and
     . stock options for common stock as reflected in the tables in the "Executives and Executive Compensation" section of this Proxy Statement.

If the Company terminates Mr. Bullock's employment without cause, he is entitled to six months' severance pay at his then current salary.

     Nassim Usman, Ph.D. In May 1996, the Company entered into an employment agreement with Nassim Usman, Ph.D., its Vice President of Research, which, as amended, currently provides for:

     .    an annual salary of $177,925,
     . an annual performance-based cash bonus of up to 20% of his current salary (a bonus of $29,075 was received in January 1999 for 1998 performance), and
     . an interest-free loan of $75,000 made in May 1996, forgivable in five equal annual installments, grossed-up for taxes, as long as Dr. Usman remains employed by the Company, and
     . stock options for common stock as reflected in the tables in the "Executives and Executive Compensation" section of this Proxy Statement.

If the Company terminates Dr. Usman's employment without cause, he will be entitled to six months' severance pay at his then current salary.

     Alene A. Holzman. In February 1997, the Company entered into an employment agreement with Alene A. Holzman, its Vice President of Business Development and General Manager of Target Validation and Discovery Business, which, as amended, currently provides for:

     .    an annual salary of $166,325,
     . an annual performance-based cash bonus of up to 20% of her current salary (a bonus of $24,175 was received in January 1999 for 1998 performance), and
     . an interest-free loan of $75,000 made in June 1997, forgivable in three equal annual installments as long as Ms. Holzman is employed by the Company, and
     . stock options for common stock as reflected in the tables in the "Executives and Executive Compensation" section of this Proxy Statement.

If the Company terminates Ms. Holzman's employment without cause, she is entitled to six months' severance pay at her then current salary.

     Thomas H. Rossing. In July 1997, the Company entered into an employment agreement with Thomas H. Rossing, M.D., its Vice President of Product Development, which, as amended, currently provides for:

     .    an annual salary of $258,175,
     . an annual performance-based cash bonus of up to 15% of his current salary (a bonus of $35,725 was received in January 1999 for 1998 performance), and
     . an interest-free loan of $100,000 made in September, 1997 forgivable in three equal annual installments as long as Dr. Rossing is employed by the Company, and
     . stock options for common stock as reflected in the tables in the "Executives and Executive Compensation" section of this Proxy Statement.

Dr. Rossing has given notice that he will retire from Ribozyme Pharmaceuticals on August 31, 1999. If the Company terminates Dr. Rossing's employment without cause prior to that time, he will be entitled to six months' severance pay at his then current salary.

Employee Benefits

     Executive Bonus Plan. In March 1998, the Company's Executive Bonus Plan was adopted by the Board of Directors. This Bonus Plan provides the Company's executive officers with the opportunity to earn an annual bonus contingent upon their fulfillment of annual goals as determined by the Compensation Committee comprised of three independent directors. The Compensation Committee has complete authority to establish the goals for each executive officer, to interpret all provisions of the Bonus Plan and to make all other determinations necessary or advisable for the administration of the Bonus Plan. The Compensation Committee may award each executive officer with an annual bonus comprised of one or more of the following:

     .    cash payment,
     .    stock options pursuant to the Company's stock option plan, or
     . forgiveness of any portion of the principal of loans provided to the executive officer.

     Section 401(k) Plan. As part of its effort to attract and maintain high quality staff, the Company adopted a 401(k) Salary Reduction Plan and Trust on June 1, 1992. The Company's employees may make pre-tax elective contributions of up to 20% of their salary, subject to limitations prescribed by law. All contributions are paid to a trustee who invests for the benefit of members of the 401(k) Plan. In March 1997, the 401(k) Plan was amended to provide that the Company may match the employee's contributions with common stock. The Company may amend or terminate the 401(k) Plan at any time, subject to legal restrictions.

     Employee Stock Purchase Plan. In March 1996, the Company adopted an Employee Stock Purchase Plan (the "Purchase Plan"), which authorizes the issuance of up to 300,000 share of the Company's common stock to eligible employees. Generally, each offering lasts for twenty-four months, and purchases are made on each October 31 and April 30 during each offering. For example, the initial offering began on April 11, 1996, and terminated on April 30, 1998. Common stock is purchased for accounts of employees participating in the Purchase Plan at a price per share equal to the lower of:

     . 85% of the fair market value of a share of common stock on the date of commencement of participation in the offering, or
     . 85% of the fair market value of a share of common stock on the date of purchase.

Generally, all regular employees, including executive officers, may participate in the Purchase Plan and may authorize payroll deductions of up to 15% of their base compensation for the purchase of common stock under the Purchase Plan. The Company's Board of Directors has the authority to terminate the Purchase Plan at its discretion. As of March 1, 1999, 99,832 shares had been issued pursuant to the Purchase Plan.

Compensation Committee Interlocks

     The members of the Company's Compensation Committee have no interlocking relationships as defined under SEC regulations.

Report by the Compensation Committee on Executive Compensation

     Responsibilities and Objectives. The Committee establishes and administers the general compensation policies and plans for the Company and the specific compensation levels for the executive officers and other key employees. The Committee is responsible for conducting, at a minimum, annual reviews of executive compensation and for taking certain actions regarding the compensation of senior executives of the Company. The Committee determines the salary levels for senior executives, and other key employees, and the types and amounts of cash and other bonuses to be distributed to these individuals in accordance with Bonus Plan. The Committee also determines grants of stock options pursuant to the Plan.

     This report is submitted by members of the Committee summarizing their involvement in the compensation decisions and policies adopted by the Company for the Company's executive officers.

     General Policy. The Company's executive compensation practices are designed to reward and provide an incentive for executives based on the achievements of annual and long-term corporate and individual performance goals. Compensation levels for executives are established after giving consideration to a variety of quantitative measures including, but not limited to, Company financial and operating performance, peer group comparisons and labor market conditions. Before making decisions, the Committee elicits the recommendations and advice of the CEO regarding appropriate or desired levels of compensation for management personnel generally. The Committee has complete access to all necessary Company personnel records, financial reports and other data, and may seek the advice of experts and analysts.

     The ultimate purpose of the Company's compensation structure is to attract and retain executives of the highest caliber and to motivate these executives to put forth maximum effort toward the achievement of Company goals identified through the strategic planning process of the Board and management. Also, the compensation design emphasizes long-term incentives in the form of stock options that will encourage these individuals to maintain their focus on the paramount importance of long-term shareholder interests.

     Components of Compensation. In evaluating executive compensation, the Committee focuses upon several fundamental components: salary, annual bonus and long-term incentive compensation consisting of stock options. The Committee's recommendations are offered to the full Board of Directors and are ultimately ratified, changed or rejected by the full Board.

     Salary levels for senior executives and other officers are reviewed by the Committee annually. The Company has entered into employment agreements with its executive officers, as amended from time to time, which set forth the salary level for each executive (see "Executive Compensation--Employment Agreements"). In establishing salary levels, the Committee has relied upon salary survey data and other publicly available information. The Committee also considers the experience of each executive officer as well as his or her past performance and expected future performance.

     The annual bonus component of executive compensation has historically been provided to an executive, if and as appropriate, for obtaining pre-determined corporate and individual goals. The Committee typically determines whether annual bonuses will be awarded to executives for attainment of these goals at the end of each year. Pursuant to the Bonus Plan, the Committee may award bonuses comprised of cash, stock options and loan forgiveness based on the executive officer's fulfillment of annual goals previously established by the Committee. At that time, the Committee also sets the performance goals for the upcoming year.

     The third component of the Company's executive compensation strategy is long-term incentive compensation pursuant to which executives receive stock options pursuant to the Plan which are tied to the long-term appreciation of the value of the Company Stock. The Plan offers executives the possibility of future gains depending upon the executives' continued employment by, and contributions to, the Company. The Committee believes that a portion of the total compensation of senior executives over a period of years should consist of such long-term incentive awards (see "Executive Compensation--1996 Stock Option Plan").

     Executive officers of the Company also are permitted to participate in the Purchase Plan which is open to all of the Company's full-time employees. (See "Executive Compensation--Employee Stock Purchase Plan.") The Purchase Plan enables the Company's employees, including executive officers, to acquire Company Stock at a discount to the market price by allocating up to 15 % of their base salary (subject to certain limits) to the acquisition of such stock.

     Stock Option Repricing. In September 1998, the Committee approved a repricing of all employee stock options outstanding under the Plan. Pursuant to this repricing, each executive officer holding options received 0.75 option for each one option surrendered with a new vesting date and an exercise price of $3.00 per share. All non-executive employees who were option holders received one new option for each one option surrendered with a new vesting date and an
exercise price of $3.00 per share.   This action was taken to help restore the
incentive value of these options to the holders and to retain and motivate the Company's employees. The Committee considered the potential reasons for the decline in the Company's stock price in 1998 and concluded that the event was largely not related to any failure of the stock option grantees to successfully perform their jobs. As a result of this repricing offer, 890,921 options were canceled and 747,060 options were granted effective September 18, 1998.

     Review of Executive Compensation. The Committee, in making its recommendations and determinations at year end 1998 regarding executive compensation, was influenced by numerous positive considerations, including achievement of all 1998 corporate goals as set forth in the 1998 budget and planning process.

     In light of the results in 1998, the Committee determined that increases in executive compensation were justifiable, both to reward management for accomplishments to date and to encourage future achievement of both short- and long-term objectives. Accordingly, the Committee approved salary increases and bonuses which it believes reflected appropriate rewards for management's performance in 1998. The Committee also granted stock options to the executive officers (see "Executive Compensation").

     Compensation of Chief Executive Officer. In assessing appropriate types and amounts of compensation for the Chief Executive Officer, the Committee evaluates both corporate and individual performance. Corporate factors included in the evaluation are (i) market capitalization, (ii) number of products in clinical and preclinical development, (iii) levels and quality of research, and
(iv) current and potential funds raised in equity offerings and collaborations. Individual factors include initiation and implementation of successful business strategic partnerships, maintenance of an effective management team and various personal qualities, including leadership, commitment and professional standing.

     Conclusion. For these and other reasons, the Committee recommended an increase in salary for Dr. Christoffersen from $285,670 in 1998 to $297,000 in 1999. In addition, the Committee approved and recommended payment of a $64,000 cash bonus, all payable to Dr. Christoffersen after January 1, 1999. The Committee also granted stock options for 198,748 shares of Company Stock under the Plan to Dr. Christoffersen in 1998 (see "Executive Compensation"). The Committee believes that these compensation amounts and awards reflect appropriate levels given the Company's performance in 1998 and the individual performance of management. The Committee also believes that these awards evidence the Committee's philosophy to emphasize long-term incentive rewards tied to the Company's performance.

Submitted by the Compensation Committee:    David T. Morgenthaler (Chairman)
                                            Anders P. Wiklund
                                            Anthony B. Evnin, Ph.D.

Company Performance

  The following line graph presents the cumulative total shareholder return for the Company Stock since April 11, 1996, when the Company Stock was listed on the Nasdaq National Market, compared with the Nasdaq Composite (US) index and Nasdaq Biotech index. Trade prices are not always disclosed to management. The graph assumes that $100 was invested on April 11, 1996 and that dividends were reinvested.

                       (PERFORMANCE GRAPH APPEARS HERE)

                                       4/11/96            12/31/96          12/31/97         12/31/98
-----------------------------------------------------------------------------------------------------
Ribozyme                              $ 100.00           $  110.00         $   80.00        $   43.75
-----------------------------------------------------------------------------------------------------
Nasdaq Biotech                        $ 100.00           $  105.57         $  105.50        $  152.21
-----------------------------------------------------------------------------------------------------
Nasdaq Composite (US)                 $ 100.00           $  117.67         $  143.13        $  199.85
-----------------------------------------------------------------------------------------------------

Certain Relationships and Related Transactions

     The Company believes that the following transactions were in its best interest. As a matter of policy, these transactions were, and all future transactions between the Company and any of its officers, directors or principal stockholders will be:

     . approved by a majority of the independent members of the Board of Directors,
     . entered into on terms no less favorable to the Company than could be obtained from unaffiliated third parties, and
     .    entered into in connection with bona fide business purposes.

     Executive Loans. When the Company hired its executive officers it made interest-free loans to each of them for relocation expenses. The Company has forgiven all or a portion of the outstanding principal amount of each loan under the terms of each officer's employment agreement. See "PROPOSAL 1- Election of Directors--Employment Agreements."

                                                       Balance as of
     Name                               Loan Amount    April 13, 1999
     ----------------------------------------------------------------

     Ralph E. Christoffersen, Ph.D.       $250,000/1/         $     0
     Lawrence E. Bullock                    75,000/2/          30,000
     Nassim Usman, Ph.D.                    75,000/3/          45,000
     Alene A. Holzman                       75,000/4/          25,000
     Thomas H. Rossing                     100,000/5/          66,000
------------------------

/1/ $50,000 forgiven in each of June 1993, January 1995, January 1996 and January 1997, and $25,000 forgiven in each of January 1994 and January 1998.
/2/ $15,000 forgiven in each of June 1997, January 1998 and January 1999. /3/ $15,000 forgiven in each of June 1997 and May 1998.
/4/  $25,000 forgiven in each of March 1998 and March 1999.
/5/  $34,000 forgiven in July 1998.

     Chiron Transactions. Chiron Corporation and the Company granted each other licenses to technologies and agreed to undertake research activities pursuant to a collaboration agreement. Chiron purchased:

     . 100,000 shares of the Company's common stock for a purchase price of $3.60 per share,
     . 107,095 shares of the Company's Series E Preferred Stock for a purchase price of $37.35 per share, and
     . a warrant at a price of $4.50 per warrant share, exercisable for 444,444 shares of the Company's common stock for an exercise price of $40.50 per share.

In February 1996, the Company amended the warrant issuable to Chiron to reduce the exercise price from $40.50 per share to $22.50 per share. When the Company closed its initial public offering in April 1996, Chiron:

     . purchased 377,202 shares of the Company's common stock for $3,640,000 at the initial public offering price less one-half of the underwriting discount,
     . paid the Company $1,800,000 to complete the purchase of its warrant, and
     . received 35,127 additional shares of the Company's common stock pursuant to anti-dilutive provisions.

Chiron also has a representative on the Company's Board of Directors.

     In May 1996, the Company entered into a second collaboration with Chiron for the use of ribozymes to characterize gene function. The collaborations give Chiron the right to develop and commercialize products that result from the collaboration, and entitle the Company to receive product development milestone payments and royalties on sales of commercial products. Chiron and Ribozyme Pharmaceuticals each pay a portion of the research and development expenses of the collaboration, and the Company agreed to provide Chiron $1.8 million, which was paid in 1996, for research funding related to the proposed collaboration.

     Schering AG Transaction. In April 1997, the Company entered into a research collaboration with Schering AG focusing on the use of ribozymes and related technologies for gene function validation. Schering AG purchased:

     . 212,766 shares of the Company's common stock for $2.5 million in May 1997, and
     .    465,117 shares of the Company's common stock for $2.5 million in 1998.

     Separately, Schering AG provided loans of $2.0 million in both 1997 and 1998. the Company received an additional $1.0 million on this loan facility in January 1999. Schering AG will continue to provide loans of up to $2 million annually for each year through 2001, provided that the collaboration is continued in each of those years. The loans, which carry an interest rate of 8% per annum, are convertible into equity at Schering AG's option under certain circumstances. Principal and interest payments are deferred until maturity of the loans in April 2004.

     In addition, Schering AG made research payments of $1.5 million in 1997 and $2.0 million in 1998 and, provided that the collaboration is continued, will make research payments of $2 million a year through 2001. All payments are subject to some restrictions, including receipt of third party consents. Upon payment of termination fees to us, the research collaboration may be terminated at Schering AG's option at any time.

     Atugen Transaction. In December 1998, the Company and other investors formed Atugen Biotechnology GmbH ("Atugen"). Financing for Atugen was accomplished through a combination of venture capital, an investment by the Company and German government grants and loans. Atugen's initial capitalization totaled more than $20 million in cash and commitments. The Company invested $2.0 million and retained a 49.5% equity interest as of December 31, 1998. All five of the Company's executive officers and two of the Company's employees received shares of Atugen's common stock in the formation at no cost to them, for which the Company will receive a one-time compensation expense of approximately $81,000. As of December 31, 1998, these seven people held 5.5% of Atugen's common stock.

     As part of the formation, Atugen received exclusive royalty-free licenses to the Company's extensive patents and technologies for target validation and discovery. The Company will receive a one-time $2.0 million up-front license payment in 1999. The Company also will be compensated for providing management and other services to Atugen under the terms of a services agreement.

Employees

     As of April 13, 1999, the Company had 65 full-time employees, including a technical scientific staff of 50. None of the Company's employees are covered by collective bargaining arrangements. The Company believes its employee relations are good.

               PROPOSAL 2 -APPROVAL OF AN INCREASE IN THE NUMBER
                     OF OPTIONS WHICH MAY BE GRANTED UNDER
                      THE COMPANY'S 1996 STOCK OPTION PLAN

     In March 1996, the Company amended, restated and merged its stock option plans and named the resulting plan the 1996 Stock Option Plan (the "Plan"). The Plan currently authorizes options to purchase up to 1,667,154 shares of the Company's common stock. Currently, 1,478,493 shares of the Company's common stock are reserved for issuance under the Plan. As of April 13, 1999, options to purchase 1,386,487 shares were outstanding under the Plan. The Plan will terminate in January 2006, unless earlier terminated by the Board of Directors. For a more detailed description of the Plan, see "PROPOSAL 1 - ELECTION OF DIRECTORS -- Stock Option Plan." Shareholders may receive a copy of the 1996 Stock Option Plan without charge upon written request directed to Lawrence E. Bullock, Secretary, 2950 Wilderness Place, Boulder, Colorado 80301.

     The Company's Board of Directors has proposed that the total number of shares of Company stock which may be issued upon the exercise of options granted under the Plan be increased by 350,000, from 1,667,154 to 2,017,154. Pursuant to the terms of the Plan, an increase in the number of shares of Company stock which may be issued upon the exercise of options under the Plan must be approved by the shareholders of the Company.

     The Board of Directors recommends that shareholders vote FOR APPROVAL OF AN
                                                              ---
INCREASE OF 350,000 IN THE NUMBER OF SHARES OF COMPANY STOCK WHICH MAY BE ISSUED UPON THE EXERCISE OF OPTIONS GRANTED UNDER THE 1996 STOCK OPTION PLAN.



         PROPOSAL 3 - RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     Ernst & Young LLP has served as the Company's independent auditors since 1992 and for the years ended December 31, 1992, through December 31, 1998. At the Annual Meeting, shareholders will be asked to ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1999.

     Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions. Such representatives of Ernst & Young LLP will also have the opportunity to make a statement if they desire to do so.

     The Board of Directors recommends that shareholders vote FOR RATIFICATION
                                                              ---
OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR 1999.

                             FILING OF SEC REPORTS

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires executive officers, directors and persons who beneficially own more than 10 percent of the common stock of the Company to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are also required by SEC regulations to furnish the Company with copies of these reports. Based solely on a review of the copies of such reports furnished to the Company, the Company believes that its executive officers, directors and greater than 10 percent beneficial owners complied with all Section 16(a) filing requirements, except that Mr. Ichikawa inadvertently made a late filing related to his initial election to the Board of Directors.

                              FINANCIAL STATEMENTS

     An annual report, including financial statements of the Company prepared in conformity with generally accepted accounting principles, is being distributed to all Company shareholders of record and is enclosed herewith. The Company's annual report to the SEC on Form 10-K may be obtained without charge upon written request directed to Lawrence E. Bullock, Secretary, 2950 Wilderness Place, Boulder, Colorado 80301.

                            SHAREHOLDERS' PROPOSALS

     It is expected that the 2000 Annual Meeting of Shareholders of the Company will be held on or about May 18, 2000. Any proposals intended to be presented at the 2000 Annual Meeting must be received at the Company's offices on or before December 18, 1999, in order to be considered for inclusion in the Company's Proxy Statement and form of Proxy relating to such meeting.

                                 OTHER MATTERS

     The Annual Meeting is called for the purposes set forth in this notice. Management is not aware of any other matter that will come before the meeting. However, if any other business should come before the meeting, your Proxy, if signed and returned, will give to the persons designated in it discretionary authority to vote according to their best judgment. It is the intention of the persons named in the Proxy to vote pursuant to the Proxy in accordance with the recommendations of management.

                                    By Order of the Board of Directors

                                    /s/ Lawrence E. Bullock

                                    Lawrence E. Bullock, Secretary
Date: April 22, 1999

                        PLEASE DATE, SIGN AND MAIL YOUR
                     PROXY CARD BACK AS SOON AS POSSIBLE!

                        ANNUAL MEETING OF SHAREHOLDERS
                        RIBOZYME PHARMACEUTICALS, INC.

                                 MAY 21, 1999







                Please Detach and Mail in the Envelope Provided
--------------------------------------------------------------------------------

A [X] PLEASE MARK YOUR
      VOTES AS IN THIS
      EXAMPLE.


UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" THE FOLLOWING ITEMS:


                                          FOR ALL NOMINEES         WITHHOLD
                                          LISTED AT RIGHT      AUTHORITY TO VOTE
                                          (EXCEPT AS MARKED    FOR ALL NOMINEES
                                          TO THE CONTRARY).    LISTED AT RIGHT.
(1)   To elect as directors the
      nominees listed below.                    [_]                  [_]


Instruction: TO WITHHOLD AUTHORITY        NOMINEES: Ralph E. Christoffersen
TO VOTE FOR ANY INDIVIDUAL NOMINEE,                 Jeremy L. Curnock Cook
STRIKE A LINE THROUGH THAT NOMINEE'S                Anthony B. Evnin
NAME IN THE LIST AT RIGHT:                          David T. Morgenthaler
                                                    Anders P. Wiklund
                                                    David G. Ichikawa


(2)   To approve an increase in the       FOR           AGAINST         ABSTAIN
      number of options which may be      [_]             [_]             [_]
      granted under the Company's
      1996 Stock Option Plan by
      350,000 from 1,667,154 to
      2,017,154.

                                          FOR           AGAINST         ABSTAIN
(3)   To ratify the selection of          [_]             [_]             [_]

      Ernst & Young LLP as independent
      auditors for the Company for the
      year ending December 31, 1999.

(4) In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or matters incidental to the conduct of the meeting.


THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2 AND 3. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE IT WILL BE VOTED "FOR" PROPOSALS 1, 2 AND 3.

WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY BY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

I/WE DO _____ DO NOT _____ EXPECT TO ATTEND THIS ANNUAL MEETING OF SHAREHOLDERS.



Signature of Shareholder(s) ________________________  _________________________

WITNESS my hand this ____ day of ___________________, 1999.


NOTE: (Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, give full title as such. If a corporation, please affix corporate seal. If a partnership, please sign in partnership name by authorized persons. If joint tenants, each joint tenant should sign.)

8888
                                REVOCABLE PROXY

                        RIBOZYME PHARMACEUTICALS, INC.

                    SOLICITED BY THE BOARD OF DIRECTORS FOR
                        ANNUAL MEETING OF SHAREHOLDERS
                                 MAY 21, 1999

        The undersigned holder of common stock of Ribozyme Pharmaceuticals, Inc., a Delaware corporation (the "Company"), acknowledges receipt of a copy of the Notice of Annual Meeting of Shareholders dated April 22, 1999, and, revoking any proxy heretofore given, hereby appoints Dr. Ralph E. Christoffersen and Dr. Nassim Usman, and each of them, with full power to each of substitution as attorneys and proxies to appear and vote all shares of common stock of the Company registered in the name(s) of the undersigned and held by the undersigned of record as of April 13, 1999, at the Annual Meeting of Shareholders of the Company to be held at the Company's principal office, 2950 Wilderness Place, Boulder, Colorado, on May 21, 1999, at 8:00 a.m., and at any postponements and adjournments thereof, upon the following items as set forth in the Notice of Annual Meeting and to vote according to their discretion on all other matters which may be properly presented for action at the meeting. All properly executed proxies will be voted as indicated.

                (CONTINUED, AND TO BE SIGNED, ON REVERSE SIDE)